Exhibit 99.1

RLH CORPORATION APPOINTS GARY SIMS CHIEF OPERATING OFFICER

Operations and franchise sales expert brings over 30 years of hotel industry experience

DENVER (June 6, 2018) — RLH Corporation (NYSE:RLH) announced today the appointment of Gary Sims as Executive Vice President & Chief Operating Officer. Sims brings over 30 years of experience with notable brands around the globe including over ten years of franchise and management sales experience at Starwood Hotels and Resorts. He will oversee all franchise operations, sales, hotel management and human resources. Sims will be based in the company’s headquarters in Denver and is expected to begin in his position on June 25, 2018.

Sims joins RLH Corporation from Omni La Costa Resort & Spa in southern California, where he served as managing director of the 650-room luxury golf resort with two 18-hole golf courses, 40,000 square foot spa, 17 court tennis center and 120,000 square feet of meeting space. He led all operations and strategy for the resort, driving incremental revenue and exceptional service.

Prior to Omni La Costa Resort & Spa, Sims served as senior vice president of operations for Pyramid Hotel Group since 2013. There, he oversaw 12 hotels and resorts across the United States and Caribbean, providing operational support, owner relations, capital planning, sales and marketing.

Sims also served as area managing director, Las Vegas for Hilton Hotels Worldwide. In his role, he was directly responsible for all Hilton managed properties in Las Vegas consisting of five properties and 3,800 rooms. He also managed the La Quinta Resort and PGA West, an 800 room Resort in La Quinta California. Sims has additionally held senior positions at Nikki Beach Hotels and Resorts and Starwood Hotels and Resorts, working in brand development and negotiating management and franchise agreements throughout the world.

“Gary is an industry veteran with many years of experience growing franchise brands and operations for the top hotel companies in the world,” said RLH Corporation President & CEO Greg Mount. “He is highly respected in the industry and will be critical in our efforts to grow our brands through our focus on franchising. Gary’s appointment is another example of RLH Corporation attracting industry-leading talent to its executive team.”

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

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C: 917-579-5012

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Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

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